Exhibit 17.1

AFFINITY GAMING
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135

February 7, 2014

Via Hand Delivery

Affinity Gaming Board of Directors
c/o Marc H. Rubinstein
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135

Dear Marc:

Please advise the Board of Directors of Affinity Gaming that, in anticipation of executing the Executive Agreement reached today with the Company, I hereby resign my position as a member of the Board, effective immediately.

Sincerely,

/s/ David D. Ross

David D. Ross
Chief Executive Officer